Exhibit 99.1

Vista Gold Corp. Announces First Quarter Financial Results and Corporate Update

Denver, Colorado, April 30, 2021 – Vista Gold Corp. (NYSE American and TSX: VGZ) (“Vista” or the “Company”) today announced its unaudited financial results for the quarter ended March 31, 2021, which are highlighted by reported cash and cash equivalents of $7.2 million. All dollar amounts in this press release are in U.S. dollars.

Looking south at the nearly dewatered Batman pit. Scale varies with perspective.

Frederick H. Earnest, President and Chief Executive Officer of Vista, commented, “Our management team achieved solid cost and capital management performance and strong execution toward our core objectives, including the advancement of the Mt Todd Mining Management Plan to the final stage of review and approval and excellent results from our ongoing drilling program. Additionally, we continued efforts to seek a strategic partner for the development of Mt Todd, maintained our outstanding safety record having achieved 1,437 days without a lost time incident, substantially dewatered the Batman pit, and held the first meeting of the newly-formed Leaders Forum with the Jawoyn Association Aboriginal Corporation.

“We anticipate approval of the Mining Management Plan in the very near future, and see a tremendous opportunity over the next 12 months to close the gap between our market cap and the intrinsic value of Mt Todd by continuing our drilling program to demonstrate the potential to significantly expand gold resources and by advancing our feasibility studies. Both activities are aligned with our continuing efforts to bring value to our shareholders and establish a strategic partnership. We remain committed to achieving a structure that provides appropriate opportunity for value creation by recognizing the intrinsic value of Mt Todd and minimizes the potential for future dilution.”

First Quarter Highlights and Recent Developments

●Advanced the Mt Todd Mining Management Plan to the final stage of review and approval;
●Ended 1Q 2021 with cash and cash equivalents of $7.2 million;
●Received a $1.1 million payment from Prime Mining Corp. related to the Guadalupe de los Reyes gold / silver project in Mexico and expect a final $1.0 million payment no later than July 2021;
●Reported positive results from ongoing exploration activities;

●	Expanded the current drill program to include an additional 10 holes to focus on deep drilling along the 1.8 km strike area from the Batman deposit north to the Golf–Tollis/Penguin targets;
●	Held the first meeting of the newly-formed Leaders Forum with the Jawoyn Association Aboriginal Corporation; and
●	Substantially dewatered the Batman pit, with only 0.5 GL remaining.

Summary of Q1 2021 Financial Results

At March 31, 2021, cash and cash equivalents totaled $7.2 million. We benefited during the quarter from receipt of $1.1 million related to Guadalupe de los Reyes and continued control over our base expenditures. This allowed us to commit additional funds to the drilling program. For consideration, Vista extended the due date for the remaining $2.5 million option payment payable to Vista for cancellation of the Awak Mas royalty until not later than January 31, 2022.

Vista reported a net loss of $3.1 million or $0.03 per share for the three months ended March 31, 2021, compared to a loss of $3.5 million or $0.03 per share reported for the three months ended March 31, 2020. The loss for the current quarter was in line with management’s expectations.

Figure 1

Summary of Drilling Results

The Company made the decision to expand its drilling program during the quarter and is planning an additional 10 holes (approx. 3,000 meters). The first phase of drilling provided our geologists with greater understanding of the location and inter-relation of mineralized structures and cross-structures connecting the Batman deposit and the Golf-Tollis targets. Ongoing drilling is focused on hinge points and intersections of these structures which typically provide the best conditions for the deposition of gold in quartz-calcite-sulfide veins.

The initial program of nine holes totaled 2,640 meters and was completed during Q1. Results of eight holes have been announced to date, with each hole intersecting mineralized structures approximately as targeted. Intercepts were generally thicker than anticipated intervals and encountered higher than expected gold grades. Refer to Figure 1 for drill hole locations to date.

Mr. Earnest commented, “Our historical success in significantly increasing the known size of the Batman deposit through deep drilling and our recent success drilling deep holes along known, but undrilled structural targets reaffirm our belief that there is opportunity for significant resource growth at Mt Todd. We believe that the potential to significantly extend the life of Mt Todd is important to potential partners. Our present drilling program is planned to demonstrate that potential and unlock the door to greater value recognition.”

Highlights from first phase of drilling include:

●	Confirmation of the South Cross Structure projecting northeast from the Batman deposit. The drill intercept returned 60 meters of 0.72 grams of Au/tonne and demonstrated higher-grade mineralization within several intervals of this intercept. The South Cross Structure is believed to be a connection between the Batman and Golf-Tollis structures.

●	Six drill holes targeting the Batman North Extension demonstrated continuity of mineralization immediately north of the defined Batman deposit. Again, drill intercepts were thicker than previously expected and generally returned higher grades in the center portions. Intercepted veining, mineralogy and gold grades are comparable to what is observed in the Batman deposit and suggest no material differences in metallurgical behavior. These results present an opportunity to develop classified resources both from material that is currently interpreted as waste within the planned Batman pit and outside the pit to the north.

●	The first step-out hole, drilled 500 meters north-northeast, intercepted 30 meters of 1.23 grams gold/tonne. This hole was the first deep step-out hole demonstrates the strong potential for continuity of gold mineralization along the Batman-Driffield Structural Trend. A second step-out hole has been drilled further to the east to better understand the orientation of the Golf-Tollis structural trend – assay results for this hole will be announced as part of a future comprehensive announcement including the results of additional holes to be drilled in this vicinity.

●	The drilling program has been expanded to include an additional 10 holes to focus on deep drilling along the 1.8 Km strike length from the Batman deposit north to the Golf-Tollis/Penguin targets.

Table 1 – Summary of Assay Results Announced to Date

John Rozelle, Vista’s Sr. Vice President, a Qualified Person (“QP”) as defined by Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects, has verified the data underlying the information contained in and has approved this press release. The information contained in this press release does not change any of the mineral resources or reserves estimates contained in Vista’s October 7, 2019 NI 43-101 Technical Report, Mt Todd Gold Project, 50,000 tpd Preliminary Feasibility Study, Northern Territory, Australia. The information contained in this press release is provided to inform the reader of the growth of our geologic understanding of the Project. There has been insufficient exploration to define a mineral resource with respect to the exploration target areas and it is uncertain if further exploration will result in the exploration target areas being delineated as a mineral resource.

Data Verification and QA/QC

The sampling method and approach for the drillholes are as follows:

●	The drill core, upon removal from the core barrel, is placed into plastic core boxes;
●	The plastic core boxes are transported to the sample preparation building;
●	The core is marked, geologically logged, geotechnically logged, photographed, and sawn into halves. One-half is placed into sample bags as one-meter sample lengths, and the other half retained for future reference. The only exception to this is when a portion of the remaining core has been flagged for use in metallurgical testwork;
●	The bagged samples have sample tags placed both inside and on the outside of the sample bags. The individual samples are grouped into “lots” for submission to Northern Analytical Laboratories Pty. Ltd. (“NAL”), an independent ISO 9000 certified lab, for preparation and analytical testing; and
●	All of this work was done under the supervision of a Vista geologist.

Processing of the core included photographing, geotechnical and geologic logging, and marking the core for sampling. The nominal sample interval was one meter. When this process was completed, the core was moved into the core cutting/storage area where it was laid out for sampling. The core was laid out using the following procedures:

●	One meter depth intervals were marked out on the core by a member of the geologic staff;
●	Core orientation (bottom of core) was marked with a solid line when at least three orientation marks aligned and used for structural measurements. When orientation marks were insufficient an estimated orientation was indicated by a dashed line;
●	Geologic logging was then done by a member of the geologic staff. Assay intervals were selected at that time and a cut line marked on the core. The standard sample interval was one meter, with a minimum of 0.2 m and a maximum of 1.2 m;

●	Blind sample numbers were then assigned based on pre-labeled sample bags. Sample intervals were then indicated in the core tray at the appropriate locations; and
●	Each core tray was photographed and restacked on pallets pending sample cutting and stored on site indefinitely.

The core was then cut using diamond saws with each interval placed in sample bags. At this time, the standards and blanks were also placed in plastic bags for inclusion in the shipment. A reference standard or a blank was inserted at a minimum ratio of 1 in 10 and at suspected high grade intervals additional blanks sample were added. Standard reference material was sourced from Ore Research & Exploration Pty Ltd and provided in 60 g sealed packets. When a sequence of five samples was completed, they were placed in a shipping bag and closed with a zip tie. All of these samples were kept in the secure area until crated for shipping.

Samples were placed in crates for shipping with 100 samples per crate (20 shipping bags). The crates were stacked outside the core shed until picked up for transport and shipped to NAL in Pine Creek, Northern Territory, for standard fire assays. At the lab, the samples are pulverized and split down to 50-gram assay samples prior to assaying. The industry-standard 3 assay-ton fire assay is followed by an atomic absorption (AA) finish, except where results report a result of greater than 3 g Au/tonne, and then a gravimetric finish is used to report final results.

The QP is satisfied that sample security measures meet industry standards. Statistical analysis of the various drilling populations and quality assurance/quality control (QA/QC) samples has not identified or highlighted any reasons to not accept the data as representative of the tenor and grade of the mineralization estimated at the Batman deposit.

Management Conference Call

Management’s quarterly conference call to review financial results for the quarter ended March 31, 2021 and to discuss corporate and project activities is scheduled for Tuesday, May 4, 2021 at 10:00 am MDT (12:00 pm EDT).

Participant Toll Free: (844) 898-8648

Participant International: (647) 689-4225

Conference ID:  1336038

This call will also be archived and available at www.vistagold.com after May 4, 2021. Audio replay will be available for 21 days by calling toll-free in North America (800) 585-8367 or (404) 537-3406.

If you are unable to access the audio or phone-in on the day of the conference call, please email your questions to ir@vistagold.com.

For further information, please contact Pamela Solly, Vice President of Investor Relations, at (720) 981-1185.

About Vista Gold Corp.

The Company is a gold project developer. Our principal asset is our flagship Mt Todd gold project in Northern Territory, Australia. Mt Todd is the largest undeveloped gold project in Australia.

For further information, please contact Pamela Solly, Vice President of Investor Relations, at (720) 981-1185.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as our belief that there is tremendous opportunity over the next 12 months to close the gap between our market cap and the intrinsic value of Mt Todd by completing a feasibility study and drilling to demonstrate the potential for resource growth north of the Batman deposit; our plan to achieve a structure that provides appropriate opportunity for value creation by recognizing the intrinsic value of Mt Todd and minimizes the potential for future dilution; our belief that there is tremendous opportunity for significant resource growth at Mt Todd and the potential to significantly extend the life of mine; our belief that the South Cross Structure is a connection between the Batman and Golf-Tollis structures; our belief that the Batman North Extension intercepted veining, mineralogy and gold grades are comparable to the Batman deposit and suggest no material differences in metallurgical behavior; our belief that the results of the six drill holes targeting the Batman North Extension present opportunity to develop classified resources both within the planned Batman pit from material currently interpreted as waste and externally to the north; our belief  that the results of the first step-out hole drilled 500 meters north-northeast demonstrate the strong potential for continuity of gold mineralization along the Batman-Driffield Structural Trend; and our belief that Mt Todd is the largest undeveloped gold project in Australia are forward-looking statements and forward-looking information. The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following: our approved business plans, exploration and assay results, results of our test work for process area improvements, mineral resource and reserve estimates and results of preliminary economic assessments, prefeasibility studies and feasibility studies on our projects, if any, our experience with regulators, and positive changes to current economic conditions and the price of gold. When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, uncertainties inherent in the exploration of mineral properties, the possibility that future exploration results will not be consistent with the Company's expectations; there being no assurance that the exploration program or programs of the Company will result in expanded mineral resources; uncertainty of resource and reserve estimates, uncertainty as to the Company’s future operating costs and ability to raise capital; risks relating to cost increases for capital and operating costs; risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on our operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; uncertainty as to the results of bulk metallurgical test work; and uncertainty as to completion of critical milestones for Mt Todd; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s latest Annual Report on Form 10-K as filed February 25, 2021 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Except as required by law, we assume no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

Cautionary Note to United States Investors

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. The technical reports referenced in this press release uses the terms defined in Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Definition Standards”). These standards are not the same as reserves under the SEC’s Industry Guide 7 and may not constitute reserves or resources under the SEC’s newly adopted disclosure rules to modernize mineral property disclosure requirements (“SEC Modernization Rules”), which became effective February 25, 2019 and will be applicable to the Company in its annual report for the fiscal year ending December 31, 2021. Under the currently applicable SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and all necessary permits and government approvals must be filed with the appropriate governmental authority. Additionally, the technical reports uses the terms “measured resources”, “indicated resources”, and “measured & indicated resources”. We advise U.S. investors that while these terms are Canadian mining terms as defined in accordance with NI 43-101, such terms are not recognized under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed with the SEC. Mineral resources described in the technical reports have a great amount of uncertainty as to their economic and legal feasibility. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade, without reference to unit measures. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that any or all part of an inferred resource will ever be upgraded to a higher category. U.S. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

Under the SEC Modernization Rules, the definitions of “proven mineral reserves” and “probable mineral reserves” have been amended to be substantially similar to the corresponding CIM Definition Standards and the SEC has added definitions to recognize “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” which are also substantially similar to the corresponding CIM Definition Standard. However there are differences between the definitions and standards under the SEC Modernization Rules and those under the CIM Definition Standards and therefore once the Company begins reporting under the SEC Modernization Rules there is no assurance that the Company’s mineral reserve and mineral estimates will be the same as those reported under CIM Definition Standards as contained in the technical reports prepared under CIM Definition Standards or that the economics for the Mt Todd project estimated in such technical reports will be the same as those estimated in any technical report prepared by the Company under the SEC Modernization Rules in the future.